Exhibit 4.1

FORM OF SUBORDINATED NOTE

MIDLAND STATES BANCORP, INC.

Fixed-to-Floating Rate Subordinated Note due October 15, 2027

Certificate No.: FTF2017-[    ]

QIB (CUSIP / ISIN): 597742AD7 / US597742AD78

AI (CUSIP / ISIN): 597742AE5 / US597742AE51

THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE (THIS “NOTE”) IS NOT A SAVINGS ACCOUNT, DEPOSIT OR OTHER OBLIGATION OF ANY BANK OR SAVINGS ASSOCIATION, AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS (OTHER THAN CREDITORS OF EXISTING SUBORDINATED DEBT OR DEBT THAT BY ITS TERMS EXPRESSLY IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) OF MIDLAND STATES BANCORP, INC. (THE “ISSUER”), INCLUDING OBLIGATIONS OF THE ISSUER TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED.  IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES.  IN THE EVENT OF LIQUIDATION ALL CREDITORS OF THE ISSUER (OTHER THAN CREDITORS OF EXISTING SUBORDINATED DEBT OR DEBT THAT BY ITS TERMS EXPRESSLY IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS NOTE.  AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH CREDITORS, THE HOLDER OF THIS NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE ISSUER THE UNPAID PRINCIPAL AMOUNT OF THIS NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE ISSUER OR ANY OBLIGATION THAT BY ITS TERMS EXPRESSLY IS JUNIOR TO THIS NOTE.

THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF.  ANY ATTEMPTED TRANSFER OF THIS NOTE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.  ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS NOTE.

THIS NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED,

TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THIS NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF A SUBORDINATED NOTE PURCHASE AGREEMENT DATED OCTOBER 12, 2017 BETWEEN THE ISSUER AND THE PURCHASERS REFERRED TO THEREIN WITH RESPECT TO THE ISSUER’S FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE OCTOBER 15, 2027 (THE “PURCHASE AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE ISSUER.

CERTAIN ERISA CONSIDERATIONS:

EACH PURCHASER AND HOLDER OF THIS NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (i) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (ii) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE.  ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS NOTE OR ANY INTEREST HEREIN.

Principal
Amount:	$[•]

MIDLAND STATES BANCORP, INC.
Fixed-to-Floating Rate Subordinated Note due October 15, 2027

1.                                      Payment.

Midland States Bancorp, Inc., an Illinois corporation (the “Issuer”), for value received, hereby promises to pay to the order of [•] or its registered assigns (the “Holder”) the principal sum of [•] Dollars (U.S.) ($[•]) plus accrued but unpaid interest on October 15, 2027 (the “Maturity Date”) and to pay interest in arrears on such principal amount: (i) for the period from October 13, 2017 to but excluding October 15, 2022, at the rate of 6.25% per annum (computed on the basis of a 360-day year of twelve 30-day months) from October 13, 2017, or from the most recent Fixed Interest Payment Date (as defined below) to which interest has been paid or duly provided, on April 15 and October 15 of each year (each, a “Fixed Interest Payment Date”), commencing April 15, 2018; and (ii) for the period from October 15, 2022 to but excluding the Maturity Date, at a rate per annum, reset quarterly, equal to Three-Month LIBOR (as defined below) determined on the Interest Rate Determination Date (as defined below) of the applicable Floating Rate Interest Period (as defined below) plus 422.9 basis points (computed on the basis of a 360-day year and the number of days actually elapsed) from October 15, 2022, or from the most recent Floating Interest Payment Date (as defined below) to which interest has been paid or duly provided, on January 15, April 15, July 15 and October 15 of each year (each, a “Floating Interest Payment Date,” and each Fixed Interest Payment Date or Floating Interest Payment Date, an “Interest Payment Date”), commencing October 15, 2022, until the principal hereof is paid or made available for payment.  If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly. For purposes of this Note, (x) “Floating Rate Interest Period” means each three-month period beginning on a scheduled Interest Payment Date and (y) “Three-Month LIBOR” shall mean that rate for deposits in United States dollars for a three-month period as published by Reuters on Reuters Screen LIBOR03 (or such other page that may replace that page on that service or a successor service) as of 11:00 a.m., London, England, time on the day (the “Interest Rate Determination Date”) that is two LIBOR Business Days preceding the first day of such Floating Rate Interest Period (or if not so reported, then as determined by the Issuer from another recognized source or interbank quotation, and disclosed to the Holders of the Notes).  Notwithstanding the foregoing, if the Three-Month LIBOR rate cannot be so determined as of an Interest Rate Determination Date for any reason, the Issuer shall select (with notice to each Holder) an alternative rate, including any spread adjustments thereto (the “Alternative Rate”). Issuer shall use its commercially reasonable judgment in determining the Alternative Rate based on that rate determined by the U.K Financial Conduct Authority (the “FCA”) and generally being used as the successor to 3-month USD LIBOR; if no such successor rate has been determined by the FCA, Issuer shall use its commercially reasonable judgment in determining the Alternative Rate generally being used as the successor to 3-month USD LIBOR; provided, however, that, in either case, if the Issuer is notified by Holders of a majority of the Notes within five (5) business days after the receipt by all Holders of notice of such Alternative Rate selection that such Holders reasonably believe that such Alternative Rate is not consistent with the successor for LIBOR, including any spread adjustments, generally used in quarterly pay floating rate obligations, then the Alternative Rate shall be the rate selected by the Issuer and consented to by the Holders of majority of the Notes. All references herein to “LIBOR” will mean such Alternative Rate selected by the Issuer. A “LIBOR Business Day” shall mean a day on which the office of the Issuer is open for business and on which dealings in United States dollar deposits are carried out on the London interbank market.

Any payment of principal of or interest on this Fixed-to-Floating Rate Subordinated Note (this “Note”) that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day.  The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the State of Illinois are generally authorized or required by law or executive order to be closed.

2.                                      Subordinated Notes.  This Note is one of a duly authorized issue of notes of the Issuer designated as Fixed-to-Floating Rate Subordinated Notes due October 15, 2027 (herein called the “Subordinated Notes”), initially limited in aggregate principal amount to $40,000,000.

3.                                      Subordination.  The indebtedness of the Issuer evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the prior payment in full of all existing claims of creditors of the Issuer, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”), that consists of principal of (and premium, if any) and interest, if any, on:  (a) all indebtedness of the Issuer for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other written instruments, and including, but not limited to, all obligations to the Issuer’s general and secured creditors; (b) any deferred obligations of the Issuer for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of the Issuer in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of the Issuer; (e) all obligations of the Issuer in respect of interest rate swap, cap or other similar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; and (g) all obligations of the types referred to in clauses (a) through (f) of other persons secured by a lien on any property or asset of the Issuer; except “Senior Indebtedness” does not include (i) the Subordinated Notes, (ii) any obligation that by its terms expressly is junior to (including, without limitation, existing junior subordinated debentures underlying outstanding trust preferred securities), or ranks equally in right of payment with (including, without limitation, the Issuer’s 6.50% Subordinated Notes due June 18, 2025 (the “Fixed Rate Subordinated Notes”) and the Issuer’s Fixed-to-Floating Rate Subordinated Notes due June 18, 2025 (together with the Fixed Rate Subordinated Notes, the “Existing Subordinated Notes”)), the Subordinated Notes, or (iii) any indebtedness between the Issuer and any of its subsidiaries or controlled Affiliates.  This Note is not secured by any assets of the Issuer.  “Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.  “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

In the event of any bankruptcy, insolvency, dissolution, assignment for the benefit of creditors or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Note.  In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holders of the Subordinated Notes from time to time (the “Noteholders”), together with the holders of any obligations of the Issuer ranking on a parity with the Subordinated Notes (including, without limitation, the Existing Subordinated Notes), shall be entitled to be paid pro rata from the remaining assets of the Issuer the unpaid principal thereof (and premium, if any), and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligation that, by its terms, expressly is junior to the Subordinated Notes (including, without limitation, existing junior subordinated debentures underlying outstanding trust preferred securities).

If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or indebtedness that ranks equally in right of payment with the Subordinated Notes or (b) an event of default with respect to any Senior Indebtedness or indebtedness that ranks equally in right of payment with the Subordinated Notes as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Issuer with respect to the Subordinated Notes.  The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 3 would be applicable.

Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

4.                                      Merger and Sale of Assets.  The Issuer shall not merge into another entity or convey, transfer or lease substantially all of  its properties and assets to any person, unless:

(a)                                 the continuing entity into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases substantially all of the properties and assets of the Issuer shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed; and

(b)                                 immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

5.                                      Events of Default; Acceleration; Compliance Certificate. Each of the following events shall constitute an “Event of Default”:

(a)                                 the Issuer materially fails to keep or perform any of its material agreements, undertakings, obligations, covenants or conditions under the Subordinated Note Purchase Agreement pursuant to which this Note was issued (the “Purchase Agreement”) or this Subordinated Note and such failure continues for a period of thirty (30) days after the Issuer has received written notice thereof;

(b)                                 any certification made to the Holder pursuant to the Purchase Agreement by the Issuer or otherwise made in writing to Holder in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Issuer shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Issuer as to the financial condition or credit standing of the Issuer is or proves to be materially false or misleading as of the date such representation was made;

provided that no such Event of Default shall be deemed to be continuing after such time as Issuer has notified Holder thereof;

(c)                                  a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any bankruptcy, liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer or for the winding up of the affairs or business of the Issuer and such decree or order shall have remained in effect for 90 days; or

(d)                                 if, pursuant to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to the Issuer, (a) any proceedings involving the Issuer are commenced by or against the Issuer, or (b) a trustee of any substantial part of the assets of the Issuer is applied for or appointed, and the Issuer by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within sixty (60) days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect.

Unless the principal of this Note already shall have become due and payable, if an Event of Default set forth in subsections (c) or (d) above shall have occurred and be continuing, the Holder of this Note, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable.  In such case, the Issuer hereby waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.  The Issuer, within 90 calendar days after the receipt of written notice from any Noteholder of the occurrence of an Event of Default with respect to this Note, shall mail to all Noteholders, at their addresses shown on the Security Register (as defined in Section 13 below), such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Issuer in writing.

6.                                      Affirmative Covenants of the Issuer.

(a)                                 Notice of Certain Events.  The Issuer shall provide written notice to the Holder of the occurrence of any of the following events as soon as practicable, but in no event later than fifteen (15) Business Days following the Issuer becoming aware of the occurrence of such event:

(i)                                     The Issuer or Midland States Bank (the “Bank”), or any officer of the Issuer or Bank, becomes subject to any formal, written regulatory enforcement action;

(ii)                                  The appointment, resignation, removal or termination of the chief executive officer, president, chief operating officer, chief financial officer, chief credit officer or chief lending officer of the Issuer or any directors who at such time represent, or who following any such appointment will represent, a majority of the board of directors of the Issuer;

(iii)                               There is a change in ownership of 50% or more of the outstanding securities of the Issuer entitled to vote for the election of directors;

(iv)                              The total risk-based capital ratio, Tier 1 risk-based capital ratio, common equity Tier 1 risk-based capital ratio or leverage ratio of the Issuer is less than ten percent (10.0%), eight percent (8.0%), six and one half percent (6.5%) or five percent (5.0%), respectively, as of the end of any calendar quarter; or

(v)                                 The ratio of (A) non-accrual loans and any other loans that are ninety (90) days or more past due plus other real estate owned (excluding any such loans that are guaranteed or covered by any governmental agency or government-sponsored entity) to (B) total assets of the Issuer becomes greater than four percent (4.0%), as of the end of any calendar quarter.

(b)                                 Compliance with Laws.  The Issuer shall comply with the requirements of all laws, regulations, orders and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to result in a material adverse effect (i) in the condition (financial or otherwise), or in the earnings of the Issuer, whether or not arising in the ordinary course of business, or (ii) on the ability of the Issuer to perform its obligations under this Subordinated Note.

(c)                                  Taxes and Assessments.  The Issuer shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Issuer.

(d)                                 Compliance Certificate.  Not later than forty-five (45) days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than ninety (90) days from the end of such quarter), the Issuer shall provide each Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Issuer in their capacities as such, stating whether (i) the Issuer has complied with all notice provisions and covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Issuer; and (iv) any event or events have occurred that in the reasonable judgment of the management of the Issuer would have a material adverse effect on the ability of the Issuer to perform its obligations under this Subordinated Note.

7.                                      Negative Covenant of the Issuer.

(a)                                 Limitation on Dividends.  The Issuer shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Issuer if the Issuer is not “well capitalized” for regulatory purposes immediately prior to the payment of such dividend or distribution, except for dividends payable solely in shares of common stock of the Issuer or as required by any federal or state governmental agency.

8.                                      Global Subordinated Notes.

(a)                                 Provided that applicable depositary eligibility requirements are met and any requisite approval of any governmental agency has been obtained (i) upon the written election of the Noteholders of a majority in principal amount of outstanding Subordinated Notes or any Holder that is a Qualified Institutional Buyer, as defined in Rule 144A under the Securities Act, the Issuer shall use its commercially reasonable efforts to provide, or (ii) at the option of the Issuer, the Issuer may provide, that the Subordinated Notes owned by Noteholders that are Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, shall be issued in the form of one or more global Subordinated Notes registered in the name of The Depository Trust Company (each a “Global Subordinated Note”) or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Issuer or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b)                                 Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any Person other than the Depositary for such

Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Issuer in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Issuer within ninety (90) days of receipt by the Issuer of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Issuer within ninety (90) days after obtaining knowledge of such event, (iii) the Issuer elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing.  Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) above, the Issuer or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)                                  If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 8 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Issuer or person maintaining the list of registered Noteholders (the “Registrar”), whereupon the Issuer or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records.  Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Issuer shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)                                 Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e)                                  The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the holder of such Global Subordinated Note for all purposes under this Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures.  Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants.  The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein.  The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f)                                   The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)                                  No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Issuer and any agent of the Issuer as the owner of such Global Subordinated Note for all purposes whatsoever.  Neither the Issuer nor any agent of the Issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer or any agent of the Issuer from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

9.                                      Failure to Make Payment.  In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 calendar days), the Issuer will, upon demand of the Holder, pay to the Holder the amount then due and payable on this Note for principal and interest (without acceleration of the Note in any manner), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law.  If the Issuer fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

During the continuance of an Event of Default occurring by virtue of a failure by the Issuer to make any required payment of principal or interest on the Note, except as required by any federal or state governmental agency, the Issuer shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Issuer that rank equal with (including, without limitation, the Existing Subordinated Notes) or junior to (including, without limitation, existing junior subordinated debentures underlying outstanding trust preferred securities) the Subordinated Notes, or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Issuer’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of the Issuer’s capital stock or the exchange or conversion of one class or series of the Issuer’s capital stock for another class or series of the Issuer’s capital stock; (iv) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of the Issuer’s common stock related to the issuance of common stock or rights under any benefit plans for the Issuer’s directors, officers or employees or any of the Issuer’s dividend reinvestment plans.

10.                               Redemption.

(a)                                 Special Event Redemption.  In the event (i) this Note no longer qualifies, or there is more than an insubstantial risk that this Note will, within one hundred twenty (120) days, no longer qualify as “Tier 2” capital (as defined by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (“Tier 2 Capital”)) as a result of a change (or potential change) in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Note, (ii) of a Tax Event (as defined below) or (iii) the Issuer becomes required, or there is more than an insubstantial risk that the Issuer will be required, within one hundred twenty (120) days, to register as an investment company pursuant to the Investment Company Act of 1940, as amended

(an “Investment Company Event”), the Issuer may redeem this Note in whole at any time, or in part from time to time, upon giving not less than 10 days’ notice to the Holder of this Subordinated Note at an amount equal to 100% of the principal amount outstanding plus accrued but unpaid interest and any late fee, if applicable, to but excluding the redemption date, which notice may be conditional.  “Tax Event” means the receipt by the Issuer of an opinion of counsel to the Issuer that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial action or decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Issuer on the Subordinated Notes is not, or within 120 days after the receipt of such opinion will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes.

(b)                                 Redemption on or after October 15, 2022.  On or after the Interest Payment Date of October 15, 2022, this Note shall be redeemable by the Issuer on any Interest Payment Date, in whole at any time, or in part from time to time, at an amount equal to 100% of the outstanding principal amount to be redeemed, plus accrued but unpaid interest thereon to but excluding the redemption date.

(c)                                  Any such redemption or prepayment shall be subject to receipt of any and all required federal and state regulatory approvals, including, but not limited to, the consent of the Federal Reserve.  In the case of any redemption or prepayment of this Note, the Issuer will give the Holder notice not less than 30 nor more than 60 calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid, which notice may be conditional.  Any partial redemption of the Subordinated Notes shall be made pro rata among the Noteholders based on the aggregate principal amount of Subordinated Notes held by each Noteholder.

(d)                                 Subject to any required federal and state regulatory approvals and the provisions of this Note, the Issuer shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise.  If the Issuer purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

11.                               Payment Procedures.  Unless and until the Subordinated Notes shall be evidenced by a Global Subordinated Note held by Depository Trust Company, payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the registered Holder of this Note if such Holder shall have previously provided wire instructions to the Issuer, upon presentation and surrender of this Note at the Payment Office (as defined below) or at such other place or places as the Issuer shall designate by notice to the registered Noteholders as the Payment Office, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures.  Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register (as defined below).  Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Note is registered at the close of business on January 1, April 1, July 1 or October 1, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (such date being referred to herein as the “Regular Record Date”) for such Interest Payment Date, except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Note is registered at the close of business on a special record date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the Holder not less than ten (10) calendar days prior to such Special Record Date.  (The Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”).  To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due.  All payments on this Note shall be applied first against interest due hereunder; and then against principal due hereunder.  Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes.  In the event Holder receives payments in excess of its pro rata share of the Issuer’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

12.                               Form of Payment.  Payments of principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

13.                               Registration of Transfer, Security Register.  Except as otherwise provided herein, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the Payment Office.  The Issuer shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”).  Upon surrender or presentation of this Note for exchange or registration of transfer, the Issuer shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Issuer to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder.  Any Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Subordinated Note or Subordinated Notes as the Issuer may reasonably request to comply with applicable law.  No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date.

14.                               Charges and Transfer Taxes.  No service charge (other than any cost of delivery) shall be imposed for any exchange or registration of transfer of this Note, but the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or governmental fee or charge that may be imposed in connection therewith (or presentation of evidence that such tax, charge or fee has been paid).

15.                               Ownership.  Prior to due presentment of this Note for registration of transfer, the Issuer may treat the Holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for receiving payments of principal and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer shall not be affected by any notice to the contrary.

16.                               Notices.  All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 1201 Network Centre Drive, Effingham, Illinois, 62401, Attention:  Jeffrey G. Ludwig, or to such other address as the Issuer may notify to the Holder (the “Payment Office”).  All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register.

17.                               Denominations.  The Subordinated Notes are issuable only as fully registered Notes without interest coupons in minimum denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000.

18.                               Absolute and Unconditional Obligation of the Issuer.  No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

19.                               Waiver and Consent; Amendment.

(a)                                 Any consent or waiver given by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.  This Note may be also amended or waived pursuant to, and in accordance with, the provisions of Section 8.3 of the Purchase Agreement.  If all or any portion of the Subordinated Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Maturity Date of the Subordinated Notes, the Issuer will immediately notify the Holder, and thereafter, subject to the Issuer’s right to redeem the Subordinated Notes pursuant to Section 10, if the Issuer elects to restructure the Subordinated Notes to qualify as Tier 2 Capital, the Issuer and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Note to qualify as Tier 2 Capital.

(b)                                 No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c)                                  Any insured depository institution which shall be a Holder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

20.                               Further Issues.  The Issuer may, without the consent of the Holders of the Subordinated Notes, create and issue additional notes having the same terms and conditions of the Subordinated Notes (except for the issue date and issue price) so that such further notes shall be consolidated and form a single series with the Subordinated Notes.

21.                               Governing Law; Interpretation.  This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of Illinois, without regard to conflict of laws principles of said state.  This Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 Capital under the regulatory guidelines of the Federal Reserve, and the terms hereof shall be interpreted in a manner to satisfy such intent.

22.                               Priority.  The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, bankruptcy, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer (including, without limitation, the Existing Subordinated Notes), except any unsecured subordinated debt that, pursuant to its express terms, is senior or subordinate in right of payment to the Subordinated Notes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

MIDLAND STATES BANCORP, INC.

By:
Leon J. Holschbach
President and Chief Executive Officer

ATTEST:

Kevin L. Thompson
Chief Financial Officer

[Signature Page to Subordinated Note]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                                 agent to transfer this Note on the books of the Midland States Bancorp, Inc. (the “Issuer”).  The agent may substitute another to act for him.

Date:	Your Signature:
Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The signatory hereto hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Note(s) evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐

transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

A-1

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Issuer will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature (must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Signature
Date:

A-2